Exhibit 99.1

COMPANY CONTACT	INVESTOR CONTACTS
Spectranetics Corporation	LHA
Guy Childs, Chief Financial Officer	Don Markley or Bruce Voss
(719) 633-8333	(310) 691-7100
dmarkley@lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS THIRD QUARTER REVENUE INCREASES 9% TO $32.1 MILLION

Conference Call Begins at 11:00 a.m. Eastern Time Today

COLORADO SPRINGS, Colo. (October 26, 2011) - Spectranetics Corporation (NASDAQ: SPNC) today reported financial results for the three and nine months ended September 30, 2011. Highlights of the third quarter of 2011 include:

•	Revenue of $32.1 million, representing 9% growth over prior year third quarter; 7% growth on constant currency

•	Lead Management revenue increased 11% compared with prior year third quarter

•	Vascular Intervention revenue continued turnaround with third consecutive quarter of sequential revenue growth, and up 9% over third quarter 2010

•	International revenue grew 28% over prior year third quarter; 17% growth on constant currency

•	Full year 2011 revenue and gross margin outlook revised upward

“Our solid performance in the third quarter, which includes positive results across product lines, geographies and market sectors, demonstrates the effectiveness of our growth initiatives in both Lead Management and Vascular Intervention,” said Chief Executive Officer Scott Drake. “We are on track with new product development and product line extensions, our expanded physician training programs are being very well received, and enrollment in the EXCITE trial for in-stent restenosis is underway with 19 clinical sites initiated. Building on our core advantages of superior technology and products, a large customer base, and strong clinical evidence, we are developing new, highly focused strategies and programs that we believe will continue to drive our growth.”

Revenue for the third quarter of 2011 was $32.1 million, an increase of 9% compared with revenue of $29.6 million for the third quarter of 2010. Net income for the third quarter of 2011 was $109,000, or $0.00 per diluted share, compared with a net loss of $12.7 million, or $0.38 per share, in the third quarter of 2010. Net income in the third quarter of 2011 includes a previously announced charge of $826,000, including interest, in connection with the Cardiomedica proceedings. The net loss in the third quarter of 2010 included $14.2 million of special items. Non-GAAP adjusted net income for the third quarter of 2011 was $935,000, or $0.03 per diluted share, compared with non-GAAP adjusted net income for the third quarter of 2010 of $1.5 million, or $0.04 per diluted share. The decrease in non-GAAP adjusted net income reflects investments targeted at future revenue growth, including higher sales, product development and clinical studies expenses. Please refer to “Reconciliation of Non-GAAP Financial Measures” later in this release.

Third Quarter 2011 Revenue Review

Lead Management revenue increased 11% to $11.8 million, Vascular Intervention sales increased 9% to $15.9 million, laser system revenue declined 6% to $2.0 million, and service and other revenue increased 8% to $2.5 million, all compared with the third quarter of 2010. Vascular Intervention sales include three product lines: atherectomy (peripheral and coronary), which increased 17%, crossing solutions, which decreased 4%, and thrombectomy, which increased 3%, all compared with the third quarter of 2010. Vascular Intervention sales have increased sequentially for three consecutive quarters, and reported a year-over-year increase for the first time since the second quarter of 2010.

On a geographic basis, revenue in the United States was $26.8 million in the third quarter of 2011, an increase of 5% from the prior year third quarter. International revenue was $5.3 million, an increase of 28% (17% on a constant currency basis) from the third quarter of 2010.

Year-to-Date Financial Results

Revenue for the first nine months of 2011 rose 7% (6% on a constant currency basis) to $94.8 million, from $88.6 million for the first nine months of 2010.

Year-to-date 2011 Lead Management revenue was up 13% to $34.6 million, Vascular Intervention revenue was up less than 1% to $46.4 million, laser system revenue increased 25% to $6.2 million, and service and other revenue increased 9% to $7.6 million, all compared with the first nine months in 2010.

On a geographic basis, revenue in the United States was $78.9 million during the nine months ended September 30, 2011, an increase of 3% from the comparable period last year. International revenue totaled $15.9 million, an increase of 29% (22% on a constant currency basis) from the first nine months of 2010.

Net income for the first nine months of 2011 was $539,000, or $0.02 per diluted share, compared with a net loss of $13.6 million, or $0.41 per share, in the first nine months of 2010. Net income in the first nine months of 2011 includes a previously announced charge of $826,000, including interest, associated with the Cardiomedica proceedings. The net loss in the first nine months of 2010 included $14.5 million of special items.

Non-GAAP adjusted net income for the first nine months of 2011 was $1.4 million, or $0.04 per diluted share, compared with non-GAAP adjusted net income of $957,000, or $0.03 per diluted share in the comparable period in 2010. Please refer to “Reconciliation of Non-GAAP Financial Measures” later in this release.

Cash, cash equivalents and investment securities totaled $36.2 million as of September 30, 2011, compared with $33.7 million as of December 31, 2010 and $35.7 million as of June 30, 2011.

2011 Outlook

The Company revised its previously provided outlook upward, as described below.

The Company's primary focus in 2011 is to accelerate revenue growth while establishing profitability. Revenue is now anticipated to be within the range of $126.0 million to $127.0 million, which represents an increase over 2010 revenue of 7% to 8%. This compares with our previous outlook for revenue to be within the range of $122.5 to $126.5 million, an increase of 4% to 7% over 2010 revenue.

Gross margin is expected to be in the range of 71% to 72%. This compares with our previous outlook for gross margin of approximately 71%, the same as 2010 levels.

Conference Call

Management will host an investment-community conference call today beginning at 9:00 a.m. Mountain time, 11:00 a.m. Eastern time, to discuss these results and answer questions. Individuals interested in listening to the conference call should dial (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. The live conference call will also be available via the Internet on the investor relations section of www.spectranetics.com.

A 48-hour telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering reservation code 18437647. The webcast will be available on the Company's Web site for 14 days following the completion of the call.

About Spectranetics

Spectranetics develops, manufactures, markets and distributes single-use medical devices used in minimally invasive procedures within the cardiovascular system. The Company's products are sold in more than 40 countries and are used to treat arterial blockages in the heart and legs, as well as the removal of pacemaker and defibrillator leads.

The Company's Vascular Intervention (VI) products include a range of peripheral and cardiac laser catheters for ablation of occluded arteries above and below the knee and within coronary arteries. The Company also markets aspiration and thrombectomy catheters for the removal of thrombus and support catheters to facilitate crossing of coronary and peripheral arterial blockages.

The Lead Management (LM) product line includes excimer laser sheaths and cardiac lead management accessories for the removal of pacemaker and defibrillator cardiac leads.

For more information, visit www.spectranetics.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include greater than anticipated indemnification obligations or other adverse results in connection with any ongoing legal proceeding, or any legal proceeding in which we may become involved, adverse impact to our business of the recently enacted healthcare reform bill and related legislation, continued or worsening adverse conditions in the general domestic and global economic markets and continued volatility and disruption of the credit markets, which, among other things, affects the ability of hospitals and other health care systems to obtain credit and may impede our access to capital, market acceptance of excimer laser atherectomy technology and our lead removal products, increasing price and product competition, increased pressure on expense levels resulting from expanded sales, marketing, product development and clinical activities, uncertain success of the Company's strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, adverse outcome of FDA inspections, the receipt of FDA approval to market new products or applications and the timeliness of any approvals, market acceptance of new products or applications, product defects, ability to manufacture sufficient volumes to fulfill customer demand, availability of vendor-sourced components at reasonable prices, unexpected delays or costs associated with the Company's relocation and consolidation of its manufacturing operations, unexpected delays or costs associated with any planned improvements to the Company's manufacturing processes, and price volatility due to the initiation or cessation of coverage, or changes in ratings, by securities analysts. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company's previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable U.S. GAAP measures for the respective periods, and an explanation of the Company's use of these non-GAAP measures, can be found in “Reconciliation of Non-GAAP Financial Measures” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company's financial results prepared in accordance with GAAP.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000's, except per share data and percentages)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue	$32,127	$29,577	$94,763	$88,612
Cost of products sold	8,683	8,486	26,923	25,393
Gross profit	23,444	21,091	67,840	63,219
Gross margin %	73%	71%	72%	71%
Operating expenses:
Selling, general and administrative	17,716	15,963	52,707	51,436
Research, development and other technology	4,729	3,577	13,663	10,884
Litigation charge	596	—	596	—
Federal investigation legal and accrued indemnification costs	—	6,527	—	6,820
Asset impairment charge	—	939	—	939
Employee termination costs	—	664	—	664
Total operating expenses	23,041	27,670	66,966	70,743
Operating income (loss)	403	(6,579)	874	(7,524)
Litigation-related interest expense	(230)	—	(230)	—
Other income, net	16	15	133	160
Total other income (expense)	(214)	15	(97)	160
Income (loss) before taxes	189	(6,564)	777	(7,364)
Income tax expense	(80)	(6,145)	(238)	(6,212)
Net income (loss)	$109	$(12,709)	$539	$(13,576)

Income (loss) per common and common equivalent share:
Basic	$0.00	$(0.38)	$0.02	$(0.41)
Diluted	0.00	(0.38)	0.02	(0.41)
Weighted average shares outstanding:
Basic	33,546	33,123	33,370	33,094
Diluted	34,391	33,123	34,271	33,094

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000's)

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and investment securities	$36,154	$33,662
Accounts receivable, net	17,226	15,664
Inventories, net	7,501	8,054
Deferred income taxes, net	43	163
Other current assets	2,345	1,568
Total current assets	63,269	59,111
Property and equipment, net	28,040	28,669
Goodwill	5,569	5,569
Other assets	422	346
Total assets	$97,300	$93,695

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$18,902	$18,599
Non-current liabilities	624	598
Stockholders’ equity	77,774	74,498
Total liabilities and stockholders’ equity	$97,300	$93,695

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(Unaudited)

Financial Summary	2010		2011
(000's, except laser sales and installed base amounts)	3rd Qtr	4th Qtr	1st Qtr	2nd Qtr	3rd Qtr

Disposable products revenue:
Vascular Intervention revenue	$14,569	$14,063	$14,679	$15,848	$15,860
Lead Management revenue	10,617	10,597	11,282	11,505	11,800
Total disposable products revenue	25,186	24,660	25,961	27,353	27,660

Service and other revenue	2,325	2,452	2,520	2,544	2,517

Laser revenue:
Equipment sales	799	825	617	1,024	719
Rental fees	1,267	1,368	1,324	1,293	1,231
Total laser revenue	2,066	2,193	1,941	2,317	1,950

Total revenue	29,577	29,305	30,422	32,214	32,127

Non-GAAP adjusted net income (loss) excluding special items (1)	1,531	1,437	N/A	N/A	935
Net income (loss)	(12,709)	513	(154)	584	109

Cash flow generated by operating activities	2,995	3,556	142	3,212	338
Total cash and current investment securities	26,427	33,662	33,493	35,655	36,154

Laser sales summary:
Laser sales from inventory	6	4	3	6	4
Laser sales from evaluation/rental units	—	2	3	2	3
Total laser sales	6	6	6	8	7

(1) Non-GAAP adjusted net income (loss) excluding special items is a non-GAAP financial measure. Please refer to the non-GAAP reconciliation tables following this table. There were no special items reported in the first or second quarters of 2011.

Worldwide Installed Base Summary:
Laser sales from inventory	6	4	3	6	4
Rental placements	13	10	30	20	19
Evaluation placements	5	2	8	3	6
Laser placements during quarter	24	16	41	29	29
Buy-backs/returns during quarter	(6)	(8)	(21)	(16)	(10)
Net laser placements during quarter	18	8	20	13	19
Total lasers placed at end of quarter	934	942	962	975	994

Reconciliation of Non-GAAP Financial Measures

To supplement the Company’s condensed consolidated financial statements prepared in accordance with GAAP, Spectranetics uses certain non-GAAP financial measures in this release. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures for the respective periods can be found in the tables below. An explanation of the manner in which the Company’s management uses these non-GAAP measures to conduct and evaluate its business and the reasons why management believes that these non-GAAP measures provide useful information to investors is provided following the reconciliation tables.

THE SPECTRANETICS CORPORATION
Reconciliation of Net Income (Loss) to Non-GAAP Adjusted Net Income and Net Income (Loss) per Share to Non-GAAP Adjusted Net Income per Share (000’s, except per share data) (unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
	Net income	Per diluted share (1)	Net (loss) income	Per diluted share (1)	Net income	Per diluted share (1)	Net (loss) income	Per diluted share (1)
Net income (loss), as reported	$109	$0.00	$(12,709)	$(0.38)	$539	$0.02	$(13,576)	$(0.41)
Litigation charge (2)	596	0.02	—	—	596	0.02	—	—
Federal investigation legal and accrued indemnification costs (3)	—	—	6,527	0.19	—	—	6,820	0.20
Asset impairment charge (4)	—	—	939	0.03	—	—	939	0.03
Employee termination costs (5)	—	—	664	0.02	—	—	664	0.02
Litigation-related interest expense (2)	230	0.01	—	—	230	0.01	—	—
Increase in valuation allowance against deferred tax asset (6)	—	—	6,110	0.18	—	—	6,110	0.18
Non-GAAP adjusted net income	$935	$0.03	$1,531	$0.04	$1,365	$0.04	$957	$0.03

__________________

1)
Per share amounts may not add due to rounding. Per diluted share is calculated for the special items based on the fully diluted weighted average shares outstanding for all periods. The fully diluted weighted average shares were 34,390,829 and 34,052,464 for the three months ended September 30, 2011 and 2010, respectively, and 34,271,029 and 34,253,817 for the nine months ended September 30, 2011 and 2010, respectively.

2)
In the third quarter of 2011, the Dutch Court of Appeal issued a ruling in favor of Cardiomedica S.p.A., requiring the Company to pay $596,000 plus $230,000 of interest to Cardiomedica. Further information regarding this matter is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and other periodic filings with the SEC.

3)
In the nine months ended September 30, 2010, the Company recorded $0.3 million of legal costs related to a federal investigation that has since been resolved. In addition, following the indictment in the third quarter of 2010 of three former employees with whom the Company has indemnification agreements, the Company accrued a $6.5 million charge to record its estimated liability related thereto.

4)
In the third quarter of 2010, the Company wrote-off a capital project in process which was no longer expected to be completed and utilized, due to an EPA ruling which effectively limited the useful life of the asset.

5)
In the third quarter of 2010, the Company consolidated certain of its sales territories, thereby eliminating certain positions in its Vascular Intervention sales organization. As a result, the Company recorded severance obligations totaling $664,000 for the three months ended September 30, 2010.

6)
In the third quarter of 2010, based on the Company's historical GAAP net losses and the uncertainty of future taxable income due primarily to indemnification costs related to the indictments of former employees, the Company recorded a full valuation allowance against its U.S. deferred tax asset.

THE SPECTRANETICS CORPORATION Reconciliation of revenue by geography to non-GAAP revenue by geography on a constant currency basis (000's, except percentages) (unaudited)
	Three Months Ended
	September 30, 2011			September 30, 2010	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported currency basis	Constant currency basis
United States	$26,836	$—	$26,836	$25,451	5%	5%
International	5,291	(449)	4,842	4,126	28%	17%
Total revenue	$32,127	$(449)	$31,678	$29,577	9%	7%

	Nine Months Ended
	September 30, 2011			September 30, 2010	Change
	Revenue, as reported	Foreign exchange impact as compared to prior period	Revenue on a constant currency basis	Revenue, as reported	As reported currency basis	Constant currency basis
United States	$78,883	$—	$78,883	$76,289	3%	3%
International	15,880	(861)	15,019	12,323	29%	22%
Total revenue	$94,763	$(861)	$93,902	$88,612	7%	6%

Spectranetics uses the non-GAAP financial measures described in this release as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by unusual or infrequent charges not related to the Company’s regular, ongoing business.

The impact of foreign exchange rates is highly variable and difficult to predict. The foreign exchange impact is the impact from foreign exchange rates on current period sales compared to prior period sales using the prior period’s foreign exchange rates. In order to properly understand the underlying business trends and performance of its ongoing operations, management believes that investors may find it useful to consider the impact of excluding changes in foreign exchange rates from the Company’s revenue.

The Company’s management uses the non-GAAP financial measures to analyze the underlying trends in the Company’s business, assess the performance of the Company’s core operations, establish operational goals and forecasts that are used in allocating resources and evaluate the Company’s performance period over period and in relation to its competitors’ operating results.

Spectranetics believes that presenting the non-GAAP financial measures used in this release provides investors greater transparency to the information used by management for its financial and operational decision-making and allows investors to see the Company’s results “through the eyes” of management. Spectranetics also believes that providing this information better enables the Company’s investors to understand the Company’s operating performance and evaluate the methodology used by management to evaluate and measure such performance.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP. Some of the limitations associated with the Company’s use of these non-GAAP financial measures are:

•
Items such as the litigation charge and related interest, the federal investigation legal and accrued indemnification costs and employee termination costs that are excluded from net income (loss) and net income (loss) per share can have a material impact on cash flows, GAAP net income (loss) and net income (loss) per share and reflect economic costs to the Company which are not reflected in non-GAAP adjusted net income and non-GAAP adjusted net income per share.

•
The asset impairment charge and write-off of deferred tax assets represent a reduction in value of assets. The expense associated with these reductions in value is not included in the Company's non-GAAP net income or non-GAAP net income per share.

•	Revenue growth rates stated on a constant currency basis, by their nature, exclude the impact of foreign exchange, which may have a material impact on GAAP revenue.

•
Non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and therefore other companies may calculate similarly titled non-GAAP financial measures differently than Spectranetics, limiting the usefulness of those measures for comparative purposes.

•	The Company’s management exercises judgment in determining which types of charges or other items should be excluded from the non-GAAP financial measures Spectranetics uses.

Spectranetics provides detailed reconciliations of each non-GAAP measure to its most directly comparable GAAP measure. Spectranetics encourages investors to review these reconciliations.

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